Exhibit 99.1

FOR IMMEDIATE RELEASE

October 13, 2020	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS PROVIDES BUSINESS UPDATE
AND REPORTS FOURTH QUARTER SAME STORE SALES

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its Good Times brand increased 10.0% for its fourth fiscal quarter and 7.9% for the full fiscal year ended September 29, 2020. Year-over-year same store sales at its Bad Daddy’s concept decreased 12.2% during the quarter and 17.7% for the full fiscal year as we continue to experience the effects of the COVID-19 pandemic and associated government restrictions related to restaurant dining rooms. Bad Daddy’s same store sales improved throughout the quarter as we believe guests are becoming more comfortable with on-premises dining. Good Times same store sales increases softened during the quarter due to increased dining options as more full-service concepts re-opened dining rooms and guests’ comfort with on-premise dining progressively increased. Both brands were affected in September by one of the earliest snowfalls in Colorado history. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

July (4 weeks)	15.6%	28,908	-19.6%	38,075
August (4 weeks)	10.9%	28,598	-10.6%	41,610
September (5 weeks)	4.8%	26,074	-7.5%	40,504
Fourth Quarter 2020	10.0%	27,722	-12.2%	40,096
Fiscal 2020	7.9%	24,680	-17.7%	38,921

1Same store sales include all restaurants open at least 18 full fiscal months. Good Times full year same store sales excludes one restaurant which was temporarily closed during part of the third fiscal quarter in 2019 for remodel.

2Average weekly sales include all company-owned restaurants.

As of the end of the quarter, the Company had opened all of the dining rooms in its Bad Daddy’s restaurants, and during the quarter had re-introduced some of Bad Daddy’s signature menu items that had been temporarily removed from the menu during dining room closures. The Company is operating under normal terms with all of its vendors and landlords and ended the fiscal year with approximately $11 million in cash and equivalents, $5.5 million drawn on its revolving credit facility, and $11.6 million of PPP loans. The Company intends to seek forgiveness for the maximum portion of the PPP loans for which it is eligible for under the CARES Act and other applicable legislation.

Ryan Zink, President & CEO, said “This year has been dynamic and challenging, and our collective team of restaurant staff, restaurant management, and restaurant support employees, have met that challenge with amazing success. We ended the year on a high note, with same store sales that have exceeded industry benchmarks for both of our concepts as provided by Knapp-Track and Black Box Intelligence, and dramatic improvement in our operating capability and financial foundation, despite the ongoing pandemic. Although risks related to the COVID-19 pandemic continue to persist, we have shifted our posture from one of short-term liquidity management and cash preservation to a long-term mission of growing sales at both brands and providing meaningful roles and development opportunities for our team members as we work to exceed our guests’ expectations at both Good Times and Bad Daddy’s.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 39 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick service restaurant chain consisting of 33 Good Times Burgers & Frozen Custard restaurants, located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the lack of assurance that the full amount of the PPP loans will be forgiven, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2019 filed with the SEC, and other filings with the SEC . The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440